Exhibit 23.1

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statement (Form S-3 No. 333-72879) of Washington Mutual Mortgage Securities Corp. for the registration of approximately $960,617,100 of Mortgage Pass-Through Certificates, Series 2001-2 and to the incorporation by reference therein of our report dated January 31, 2001, with respect to the consolidated financial statements of The PNC Financial Services Group, Inc. and subsidiaries incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
March 21, 2001